Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

April 1, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Queensridge Mining Resources, Inc.

Denver, Colorado

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Post-Effective Amendment #2 to Form S-1/A, Registration Statement under the Securities Act of 1933, filed by Queensridge Mining Resources, Inc. of our report dated October 14, 2013, relating to the financial statements of Queensridge Mining Resources, Inc., a Nevada Corporation, as of and for the years ending June 30, 2013 and 2012 and for the period from January 29, 2010 (inception) to June 30, 2013, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC